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                                                                   EXHIBIT 3.103

                                     CHARTER
                                       OF
                     PATHOLOGY CONSULTANTS OF AMERICA, INC.

                                   ARTICLE ONE

                                      NAME

     The name of the corporation is Pathology Consultants of America, Inc

                                   ARTICLE TWO

                               PROFIT CORPORATION

     The corporation is organized for profit

                                  ARTICLE THREE

                           REGISTERED OFFICE AND AGENT

     The initial registered office of the corporation is located at 20 Burton Hills Boulevard, Suite 220, Nashville, Davidson County, Tennessee 37215. The initial registered agent of the corporation at its registered office is Brian C Carr

                                  ARTICLE FOUR

                                PRINCIPAL OFFICE

     The mailing address of the initial principal office of the corporation is 20 Burton Hills Boulevard, Suite 220 Nashville, Tennessee 37215

                                  ARTICLE FIVE

                                AUTHORIZED SHARES

     The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is ten million (10,000,000) shares of common stock, $01 par value per share, with unlimited voting rights and rights to receive the net assets of the corporation upon dissolution

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                                   ARTICLE SIX

                           INITIAL BOARD OF DIRECTORS

     The initial Board of Directors shall consist six (6) members whose names and addresses are as follows

                                  Brian C Carr
                     Pathology Consultants of America, Inc.
                            20 Burton Hills Boulevard
                                    Suite 220
                           Nashville, Tennessee 37215

                              Thomas Chesney, M.D.
                      Pathology Group of the Midsouth, Inc.
                               899 Madison Avenue
                              Suite 270 Union East
                            Memphis, Tennessee 38146

                              Haywood D Cochrane, Jr.
                Meridian Occupational Healthcare Associates, Inc.
                            30 Burton Hills Boulevard
                                    Suite 200
                           Nashville, Tennessee 37215

                                 Steven F Drake
                        Professional Medical Consultants
                                   708 S. Waco
                            Weatherford, Texas 76086

                                Ben F Martin, M.D.
                      Pathology Group of the Midsouth, Inc.
                               899 Madison Avenue
                              Suite 270 Union East
                            Memphis, Tennessee 38146

                                R C Olshock, M.D.
                      Colorado Pathology Consultants, P.C.
                             Lutheran Medical Center
                              8300 West 38th Avenue
                           Wheat Ridge, Colorado 80033

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                                  ARTICLE SEVEN

                        LIMITATION OF DIRECTOR LIABILITY

     A director of the corporation shall not be liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except for (a) any breach of the director's duty of loyalty to the corporation or its shareholders. (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (c) under
Section 48-18-304 of the Tennessee Business Corporation Act (the "Act"). Any repeal or modification of the provisions of this Article Seven by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification. If the Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation in addition to the limitation on liability provided herein shall be limited to the fullest extent permitted by such amended Act. In the event that any of the provisions of this Article Seven (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid void or otherwise unenforceable the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                                  ARTICLE EIGHT

                                  INCORPORATOR

     The name and address of the incorporator are as follows

                                Peter C November
                                Alston & Bird LLP
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

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     IN WITNESS WHEREOF, the undersigned executes this Charter this 11th day of
December, 1997

                                            /s/ Peter C November
                                            -----------------------------------
                                            Peter C November
                                            Incorporator

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                                                                          [SEAL]

                               ARTICLES OF MERGER
                                       OF
                     PATHOLOGY CONSULTANTS OF AMERICA, INC.,
                            (A DELAWARE CORPORATION)
                                  WITH AND INTO
                     PATHOLOGY CONSULTANTS OF AMERICA, INC.,
                            (A TENNESSEE CORPORATION)

     The undersigned corporation pursuant to the provisions of Section 48-21-107 of the Tennessee Business Corporation Act, hereby executes the following Articles of Merger

     1. The Agreement and Plan of Merger pursuant to which Pathology Consultants of America, Inc ("PCA-Delaware"), a Delaware corporation will be merged with and into Pathology Consultants of America Inc. a Tennessee corporation is attached hereto as Exhibit A

     2. The Agreement and Plan of Merger was required to be adopted by the shareholders of the Company and was duly adopted by the unanimous written consent of such shareholders

     3. The Agreement and Plan of Merger and the consummation of the transactions contemplated thereby were duly adopted by the Shareholders of PCA-Delaware in accordance with Section 251 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF each of the undersigned corporations has caused these Articles of Merger to be executed in its name by its duly authorized officer this 18 day of December 1997

                                        SURVIVING CORPORATION:

                                        PATHOLOGY CONSULTANTS OF AMERICA, INC.

                                        By /s/ Brian C Carr
                                           -------------------------------------
                                           Name Brian C Carr
                                           Title President

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of the 18th day of December, 1997, is made and entered into by and between PATHOLOGY CONSULTANTS OF AMERICA, INC., a Delaware corporation ("PCA-Delaware"), and PATHOLOGY CONSULTANTS OF AMERICA, INC., a Tennessee corporation
("PCA-Tennessee").

                                   WITNESSETH:

     WHEREAS, the Boards of Directors of PCA-Delaware and PCA-Tennessee have approved the business combination transaction provided for in this Agreement in which PCA-Delaware would merge with and into PCA-Tennessee (the "Merger") on the terms and subject to the conditions set forth in this Agreement.

     WHEREAS, for Federal income tax purposes, PCA-Delaware and PCA-Tennessee intend that the Merger shall qualify as a reorganization within the meaning of Section[ILLEGIBLE](1)(F) of the Internal Revenue Code of 1985, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein, the parties agree as follows

                                    ARTICLE I
                                   THE MERGER

     1.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("DGCL") and PCA-Delaware shall be merged with and into PCA-Tennessee at the Effective Time of the Merger. Following the Merger, the separate corporate existence of the PCA-Delaware shall cease, and PCA-Tennessee (the "Surviving Corporation") shall continue and shall succeed to and assume all the rights and obligations of PCA-Delaware in accordance with DGCL.

     1.02 CLOSING. The Closing of the Merger (the "Closing") will take place at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 80309-3424 as soon as practical following the approval of the Merger by the Board of Directors of PCA-Delaware and PCA-Tennessee or at such other date and time as the parties may mutually agree (the date of the Closing being referred to herein as the "Closing Date")

     1.03 EFFECTIVE TIME. The Merger shall be effective as of the date and time specified in the Articles of Merger delivered to the Tennessee Secretary of State and the Certificate of Merger delivered to the Delaware Secretary of State.

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     1.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in
Section 259 of the DGCL and Section 48-21-108 of the Tennessee Business Corporation Act ("TBCA")

     1.05 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Charter of PCA-Tennessee as in effect at the Effective Time shall be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-laws of PCA-Tennessee as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.06 DIRECTORS. The directors of PCA-Tennessee at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or the election and qualification of their successor(s)

     1.07 OFFICERS. The officers of PCA-Tennessee at the Effective Time shall be the officers of the surviving Corporation, each to serve until the earlier of his resignation or [ILLEGIBLE] the election and qualification of his successor(s).

     1.08 PRINCIPAL AND REGISTERED OFFICE. The principal and registered office of the surviving Corporation is 20 Burton Hills Boulevard, Suite 220, Nashville, Tennessee 37215.

                                   ARTICLE II
                        EFFECT OF MERGER ON CAPITAL STOCK

     2.01 EFFECT ON PCA-DELAWARE STOCK. Except as provided in Section 2.03, at the Effective Time by virtue of the Merger and without any action by the holder thereof or any action in addition to that contemplated hereby each then outstanding share of the $.01 par value Common Stock of PCA-Delaware ("PCA-Delaware Stock") will be automatically converted into one (1) share of fully-paid and non-assessable $.01 par value Common Stock of PCA-Tennessee.

     2.02 As of the Effective time, the 1,000 shares of the $ 01 par value Common Stock of PCA-Tennessee ("PCA-Tennessee Stock") issued upon its organisation to PCA-Delaware Stock shall be canceled, so that immediately thereafter the then outstanding shares of PCA-Tennessee Stock shall consist only of the shares to be issued by the Surviving Corporation upon the conversion and exchange of shares of PCA-Delaware Stock

     2.03 Any outstanding shares of PCA-Delaware Stock held by a stockholder (a "Dissenting Stockholder") who shall have elected to dissent from the Merger and who shall have exercised and [ILLEGIBLE] appraisal rights ("Appraisal Rights") with respect to

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such shares in accordance with Section 262 of the DGCL shall not be converted into shares of PCA-Tennessee Stock as a result of the Merger. Such Dissenting Stockholder shall be entitled to receive therefor only the consideration required to be paid to such Dissenting Stockholder by Section 262 of the DGCL and upon the payment of such consideration, such shares of PCA-Delaware Stock shall be immediately canceled without any further action. Notwithstanding the foregoing provisions of this Section 2.03, if any such Dissenting Stockholder shall, prior to the Effective Time, (x) withdraw his election to dissent from the Merger or (y) fail to properly exercise and perfect his appraisal rights in accordance with Section 262 of the DGCL, such Dissenting Stockholder's shares of PCA-Delaware Stock shall be converted, as of the Effective Time, into shares of PCA-Tennessee Stock in accordance with Section 2.01

                                   ARTICLE III
                                  MISCELLANEOUS

     3.01 SHAREHOLDER APPROVAL. To the extent required by the DGCL and TBCA, each party shall, as soon as practical after the date of this Agreement, duly call, prepare and give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement and all transaction contemplated hereby, provided, however, that any such shareholder action may be taken pursuant to a written consent in lieu of a special meeting

     3.02 SERVICE OF PROCESS. As required by Section 252(d) of the DCGL, the Surviving Corporation agrees that if the Merger is adopted and becomes effective, Surviving Corporation may be sued in the State of Delaware for any obligation of PCA-Delaware arising prior to the Effective Time and any obligation thereafter incurred by the Surviving Corporation so long as any liability remains outstanding against PCA-Delaware of the Surviving Corporation in the State of Delaware. Furthermore, the Surviving Corporation shall, in the Certificate of Merger, appoint the Secretary of State of Delaware as its agent to accept service of process in any action for the enforcement of any such obligation

     3.03 For the convenience of the parties hereto and to facilitate the filing and recording of this Agreement, any member of counterparts hereof may be executed and each such counterpart shall be deemed an original instrument and all of such counterparts shall constitute one document, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart

     3.04 This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee

     3.05 The parties hereto, by resolution of their respective boards of directors may amend, modify or supplement this Agreement, or waive the application of any

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provision hereof, provided that any such amendment, modification, supplement or waiver is in writing and signed by the parties hereto

     3.06 By written notice to the other party hereto at any time prior to the Effective Time, whether before or after approval by the stockholders of PCA-Delaware of this Agreement, the Merger and the other transactions contemplated hereby for any reason either PCA-Delaware or PCA-Tennessee, by resolution of their respective boards of directors, may terminate this Agreement and abandon the Merger and the other transactions contemplated hereby, and in that event neither party shall have any further obligation to the other party or to the stockholder of the other party

                         (SIGNATURES ON FOLLOWING PAGE)

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and attested as of the day and year first above-written

[SEAL]

                                        PCA-Delaware:

                                        PATHOLOGY CONSULTANTS OF
                                        AMERICA, INC., a Delaware
                                        corporation

Attest:

/s/ Haywood D. Cochrane, Jr.            By: /s/ Brian C. Carr
----------------------------                -----------------
Haywood D. Cochrane, Jr.                    Brian C. Carr
Secretary                                   President

                                        PCA-Tennessee:

                                        PATHOLOGY CONSULTANTS OF
                                        AMERICA, INC., a Tennessee corporation

Attest:

/s/ Haywood D. Cochrane, Jr.            By: /s/ Brian C. Carr
----------------------------                -----------------
Haywood D. Cochrane, Jr.                    Brian C. Carr
Secretary                                   President

                                      - 5 -
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                              ARTICLES OF AMENDMENT
                                 TO THE CHARTER
                                       OF
                     PATHOLOGY CONSULTANTS OF AMERICA, INC.

                                       ONE

     The name of the corporation is Pathology Consultants of America, Inc

                                       TWO

     Article Five of the Charter is hereby deleted in its entirety, and the following new Article Five is hereby substituted in its place

                                 "ARTICLE FIVE"

                                AUTHORIZED SHARES

     5.1 TOTAL NUMBER OF SHARES. The total number of shares of all classes of capital stock ("Shares") which the corporation shall have the authority to issue is thirty million (30,000,000), consisting of the following classes

          (a) 20,000,000 Shares of common stock, $.01 par value per share with unlimited voting rights ("Common Stock"), and

          (b) 10,000,000 Shares of preferred stock, $.01 par value per share ("Preferred Stock")

     5.2 PREFERRED STOCK. Shares of Preferred Stock may be issued for any purpose and in any manner permitted by law, in one or more distinctly designated series, as a dividend or for such consideration as the Board of Directors may determine by resolution or resolutions from time to time adopted

     The Board of Directors is expressly authorized to fix and state, by resolution or resolutions from time to time adopted prior to the issuance of any Shares of a particular series of Preferred Stock, the designations voting powers (if any), preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

          (1) The distinctive designation and number of Shares of Preferred Stock which shall constitute a series, which number may from time to time be increased (but not above the total number of Shares of Preferred Stock authorized by this Charter and with respect to which the powers, designations, preferences and rights have not been set forth in any series) or decreased (but not below the number of Shares of such series then outstanding), by like action of the Board of Directors and by a certificate likewise executed, acknowledged, filed and recorded as specified by the Tennessee Business Corporation Act.

          (2) The rate or rates and times at which dividends, if any, shall be paid on each series of Preferred Stock, whether such dividends shall be cumulative or non-cumulative, the extent of any preference, subordination, or other relationship to dividends declared or paid, or any other amounts paid or distributed upon, or in respect of, any other class or series of Preferred Stock or other Shares of any class or series:

          (3) Redemption provisions, if any, including whether or not Shares of any series may be redeemed by the corporation or by the holders of such series of Preferred Stock, or by either, and if redeemable, the redemption price or prices, redemption rate or rates, and such adjustments to such redemption price(s) or rate(s) as may be determined, the manner and time or times at which, and the terms and conditions upon which, Shares of such series may be redeemed;

          (4) Conversion, exchange, purchase, or other privileges, if any, to acquire Shares of any class or series; whether at the option of the corporation or of the holder, and if subject to conversion, exchange, purchase, or similar privileges, the conversion, exchange, or purchase prices or rates and such adjustments thereto as may determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase, or other privileges;

          (5) The rights, including the amount or amounts, if any, of preferential or other payments to which holders of any series are entitled upon the dissolution, winding up, voluntary or involuntary liquidation, distribution, or sale, or lease of all or substantially all of the assets of the corporation; and

          (6) The terms of the sinking fund, retirement, redemption, or purchase account, if any, to be provided for such series and the priority, if any, to which any funds or payments allocated therefor shall have over the payment of dividends, or over sinking fund, retirement, redemption, purchase account, or other payments on, or distributions in respect of, other series of Preferred Stock or other classes of Shares.

     All Shares of the same series of Preferred Stock shall be identical in all respects, except there may be different dates from which dividends, if any thereon may cumulate, if made cumulative.

     Issued Shares of any series of Preferred Stock which are acquired by the corporation may, as provided by resolutions of the Board of Directors and applicable law, be returned to authorized but unissued Preferred Stock, either of the same or of a different series, or undesignated as to series, and thereafter reissued. In the event the number of Shares of any series of Preferred Stock is decreased, the Board of Directors may by resolutions cause the Shares representing such decrease to be designated or undesignated as to series.

     5.3 DIVIDENDS. Dividends and other distributions upon all classes and series of Shares shall be payable only when, as, and if declared by the Board of Directors from all funds lawfully available therefor, which funds shall include, without limitation, the corporation's capital surplus Dividends and other distributions upon any class or series of Shares may be paid in cash, property,

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or Shares of any class or series of, or other securities or evidences of, indebtedness of the corporation or any other issuer, as may be determined by resolutions of the Board of Directors.

     5.4 OPTIONS, ETC. The Board of Directors is expressly authorized to create and issue, by resolution(s) adopted from time to time, warrants rights or options entitling the holders thereof to purchase Shares of the corporation of any kind, class, or series, whether or not in connection with the issuance and sale of any Shares or other securities or evidences of indebtedness. The Board of Directors is also authorized expressly to determine the terms, including, without limit, the time or times within which, the price or prices, and any adjustments thereto, whereby Shares of the corporation may be purchased upon the exercise of any such warrant, right, or option. The Board of Directors' judgment shall be conclusive as to the adequacy of the consideration received for any such rights or options."

                                      THREE

     The foregoing amendment was duly adopted by the Board of Directors and sole shareholder of the corporation on December 22, 1997, in accordance with the provisions of Section 48-20-103 of the Tennessee Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be duly executed this 22 day of December, 1997.

                                        PATHOLOGY CONSULTANTS OF AMERICA, INC


                                        By /s/ Brian C. Carr
                                           -------------------------------------
                                           Brian C. Carr
                                           President

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                              ARTICLES OF AMENDMENT
                                 TO THE CHARTER
                                       OF
                     PATHOLOGY CONSULTANTS OF AMERICA, INC.

                                       ONE

     The name of the corporation is Pathology Consultants of America, Inc.

                                       TWO

     Attached hereto as EXHIBIT A is a Certificate of Designations setting forth the terms, preferences and rights of the $.01 par value Series A Redeemable Convertible Preferred Stock to be issued by the Corporation.

                                      THREE

     The foregoing amendment was duly adopted by the Board of Directors of the corporation on May 18, 1998, in accordance with the provisions of Section 48-20-102 of the Tennessee Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be duly executed this 19 day of May, 1998.

                                        PATHOLOGY CONSULTANTS OF AMERICA, INC.


                                        By /s/ Brian C. Carr
                                           -------------------------------------
                                           Brian C. Carr
                                           President

                                    EXHIBIT A

                           CERTIFICATE OF DESIGNATIONS
                 SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The following sections set forth the powers, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Corporation's Series A Redeemable Convertible Preferred Stock.

     SECTION 1.     DESIGNATION AND AMOUNT.

     1.1. NUMBER OF SHARES. The designation of the series of Preferred Stock, $.01 par value per share, provided for herein shall be "Series A Redeemable Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred"), and the number of authorized shares constituting Series A Preferred is 4,923,077. The shares of Series A Preferred shall only be issued in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement dated as of May 20, 1998, by and among the Corporation and the Investor, as defined therein (the "Purchase Agreement").

     1.2. RESTRICTIONS ON REISSUANCE. All Shares of Series A Preferred redeemed, purchased or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Series A Preferred.

     1.3. STATED VALUE PER SHARE. The Stated Value Per Share of the Series A Preferred shall be $3.25.

     1.4. RANK. The Series A Preferred shall with respect to rights upon liquidation, winding up on dissolution, and redemption rights, rank prior to any other class or series of capital stock of the Corporation, including all classes of the Common Stock, par value $0.01 per share, of the Corporation, whether now existing or hereafter created (the "Common Stock"; all of such classes or series of capital stock of the Corporation to which the Series A Preferred ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities").

     SECTION 2. DIVIDENDS. Each holder of shares of the Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors, if at all, dividends on a partly with each holder of shares of Common Stock. Such dividends shall be payable per share of Series A Preferred in an amount equal to the dividends per share payable on the number of shares of Common Stock into which each share of Series A Preferred would be convertible under Section 6 hereof on the record date for determining eligibility to receive such dividends, or if no such record date is established, on the date such dividends are actually paid.

     SECTION 3.     LIQUIDATION AND REDEMPTION.

     3.1. LIQUIDATION. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series A Preferred shall be entitled to receive the Stated Value Per Share out of the assets of the Corporation legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (the "Series A Preferred Liquidation Distribution"). After the Series A Preferred Liquidation Distribution has been made (as provided above), the remaining assets of the Corporation available for distribution to stockholders shall be distributed pro rata among the holders of the Junior Securities. If the assets distributable to holders of the Series A Preferred upon such dissolution, liquidation or winding up shall be insufficient to pay cash in an amount equal to the amount of the Series A Preferred Liquidation Distribution to the holders of shares of Series A Preferred then such assets or the proceeds thereof shall be distributed among the holders of the Series A Preferred ratably in proportion to the respective amounts to which they otherwise would be entitled. Upon the affirmative vote of the holders of a majority of the shares of the Series A Preferred outstanding, the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, or the consolidation or merger of the Corporation or other entity (any such event (a "Reorganization Event") will be deemed to be a Liquidation.

     3.2. REDEMPTION.

          (a) REDEMPTION AT THE OPTION OF THE HOLDER. At any time on or after May 20, 2003, upon the written request of any holder of Series A Preferred the Corporation shall redeem the number of shares of Series A Preferred owned by such holder that is specified in a notice of redemption delivered by such holder on or prior to the 30th day preceding the requested redemption date, at a redemption price per share equal to the Stated Value Per Share. The redemption price shall be payable in cash.

          (b) REDEMPTION ON AN INITIAL PUBLIC OFFERING. On the closing date of the initial offering of capital stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, the Corporation shall, at the written request of any holder of the Series A Preferred given within 20 days following written notice from the Company that an offering is reasonably anticipated, redeem up to one-third of the Series A Preferred then held by such holder reduced by any shares then held by such holders which are to be included in the offering as specified in such request at a redemption price per share equal to the greater of (i) the Stated Value Per Share (appropriately adjusted for stock splits, stock dividends and combinations) or (ii) the public offering price per share of the capital stock sold in the public offering (appropriately adjusted to reflect the then applicable Conversion Price of the Series A Preferred).

          (c) REDEMPTION PAYMENT. The Corporation shall pay the redemption price for the shares of Series A Preferred requested to be redeemed in any such notice on the date specified in such notice (or such later date upon which the certificates evidencing the

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shares of Series A Preferred are surrendered to the Corporation) (the
"Redemption Date"). If the funds of the Corporation legally available for payment of the redemption price of Series A Preferred on any Redemption Date are insufficient to pay the redemption price for the total number of shares of Series A Preferred to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of such shares ratably based upon the number of such shares of Series A Preferred requested to be redeemed by the holders thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series A Preferred, such funds shall immediately be used to redeem the balance of the shares of Series A Preferred that the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. On the Redemption Date of any share of Series A Preferred, all rights of the holder of such share shall cease, and such share shall be deemed to be no longer outstanding.

     SECTION 4.     VOTING RIGHTS: PROTECTIVE PROVISIONS.

     4.1. VOTING RIGHTS; ELECTION OF DIRECTORS. The holders of the Series A Preferred shall be entitled to notice of all stockholder meetings in accordance with the Corporation's bylaws, and except as otherwise required by law, the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock, and each share of Series A Preferred (including fractional shares) shall be entitled to one vote for each whole share of Common Stock that would be issuable upon conversion of such share on the record date for determining eligibility to participate in the action being taken. In addition, the holders of a majority of the then issued and outstanding Series A Preferred (including fractional shares) voting together as a single class shall have the right to elect two directors (the "Series A Directors") to the Board of Directors of the Corporation. Any director who shall have been elected by the holders of the Series A Preferred may be removed, with or without cause, only by the affirmative vote of holders of a majority of the Series A Preferred.

     4.2. PROTECTIVE PROVISIONS. In addition to any other voting rights provided by law, or the provisions hereof, at any time when shares of Series A Preferred are outstanding, the approval of the holders of record of at least a majority of the issued and outstanding shares of Series A Preferred, given in writing or by vote at a meeting, and consenting or voting separately as a single class, shall be required for the Corporation to:

          (a)  authorize or effect a (i) Reorganization Event or (ii)
Liquidation;

          (b) amend or repeal any provision of the Corporation's Articles of Incorporation;

          (c) amend or repeal any provision of the Corporation's by-laws which change is not approved by a majority of the Corporation's Board of Directors which majority includes the Series A Directors;

          (d) enter into any agreement, transaction, commitment or arrangement to incur any indebtedness which is not approved by a majority of the Corporation's Board of Directors which majority includes the Series A Directors;

          (e) authorize or effect the payment of dividends on, or the redemption or repurchase of, any capital stock of the Corporation (other than (i) the repurchase of stock from employees of the Corporation at the employee's origin, purchase price or such higher price as is approved by a majority of the Corporation's Board of Directors which majority includes the Series A Directors or (ii) the payment of dividends on, or the repurchase or redemption of, shares of Series A Preferred);

          (f) enter into any agreement, transaction, commitment or arrangement, other than a non-binding letter of intent, to acquire the capital stock or assets, or any other interest in any physician practice or other business entity which is not approved by a majority of the Corporation's Board of Directors which majority includes the Series A Directors;

          (g) authorize or issue additional shares of capital stock which is not approved by a majority of the Corporation's Board of Directors which majority includes the Series A Directors except for the issuance of shares representing up to an aggregate of 7.5% (or such higher percentage as is approved by a majority of the Corporation's Board of Directors which majority include the Series A Directors) of the Corporation's Common Stock then Outstanding on an As-Converted Basis, to officers, directors, employees or consultants of the Corporation or its subsidiaries or affiliated practices under a stock option or equity incentive plan which is approved by the Corporation's Board of Directors (an "Option Plan"); or

          (g) authorize or effect an increase in the number of authorized directors above the number authorized on the Original Issue Date (which the holders acknowledge is 12).

     SECTION 5.     OPTIONAL CONVERSION.

     5.1. GENERAL.

     At any time and from time to time after the issuance thereof and on or prior to the Redemption Date, any holder of Series a Preferred may convert all or any of the shares of Series A Preferred held by such holder into a number of shares of Common Stock computed by multiplying the number of shares of Series A Preferred proposed to be converted by the Stated Value Per Share of the Series A Preferred, and dividing the result by the applicable Conversion Price then in effect. The initial "Conversion Price" shall be $3.25 per share of Common Stock. The applicable Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

     5.2. CONVERSION PROCEDURE

          (a) Any holder of shares of Series A Preferred desiring to convert any portion thereof into Common Stock shall surrender each certificate representing one or more shares of such Series A Preferred to be converted, duly endorsed in favor of the Corporation or in blank and accompanied by proper instruments of transfer, at the principal business office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of its [ILLEGIBLE] to convert the same, setting forth therein the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. Conversion shall be effective upon receipt by the Corporation of the notice and the share certificate or certificates contemplated by the preceding sentence. In case of
(x) the redemption of any shares of Series A Preferred pursuant to Section 3.2, such right of conversion shall cease and terminate, as to the shares to be redeemed, on the close of business on the Redemption Date, unless the Corporation shall thereafter default in the payment of the redemption price for the shares to be so redeemed or (y) any Liquidation of the Corporation, such right shall cease and terminate at the close of business on the business day fixed for payment of the amount distributable to the holders of the Series A Preferred pursuant to Section 3.1.

          (b) As soon as possible after a conversion has been effected (but in any event within three business days), the Corporation shall deliver to the converting holder:

               (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

               (ii) a certificate representing any shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          (c) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

          (d) The Corporation shall not close its books against the transfer of Series A Preferred or of Common Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate (but the Corporation shall not be required to expand substantial efforts or funds) with any holder of Series A Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

          (e) If any fractional interest in a share of Common Stock would, except for the provisions of the subparagraph, be deliverable upon any conversion of shares of a holder's Series A Preferred, the Corporation, in lieu of delivering the fractional share therefore, shall pay an amount to the holder thereof equal to an amount bearing the same ratio to the fair market value of a whole share of Common Stock of the Corporation, as determined in good faith by the Corporation's Board of Directors, as the fractional interest to which the stockholder would otherwise be entitled bears to a whole share of Common Stock.

          (f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, not less than the number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred that may then be exercised. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be reasonably necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

     5.3. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend. recapitalization or otherwise) the outstanding shares of one or more classes of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased to account for such subdivision, and if the Corporation at any time combines (by reverse stock split or otherwise) the outstanding shares of one or more classes of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     5.4. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION MERGER OR SALE. In connection with any Reorganization Event, the holders of Series A Preferred shall thereafter have the right to acquire and receive, in lieu of the shares of Common Stock immediately therefore acquirable and receivable upon the conversion of such holder's Series A Preferred, such shares of stock, securities, cash or other assets (or, if not practicably attainable, the reasonable equivalent thereof) as such holder would have received in connection with such Reorganization Event if such holder had converted its Series A Preferred immediately prior to such Reorganization Event. The Corporation shall make appropriate provisions to ensure that the requirements of the previous sentence are effected.

     5.5. ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK.

     Until May 20, 2001, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 5.5(a) through 5.5(g), deemed to have issued or sold, any shares of Common Stock or other equity securities of the Corporation or any Option or Convertible Securities for a per share price less than the applicable Conversion Price for the Series A Preferred immediately prior to the time of such issue or sale (except for (A) shares issued in connection with the conversion of Series A Preferred, (B) the issuance of shares or options pursuant to an Option Plan, (C) the issuance of Common Stock or securities convertible into Common Stock in connection with acquisitions or affiliations approved by a majority of the Board of Directors which majority includes the Series A Directors) then, forthwith upon such issue or sale (a "Dilutive Financing "), the Conversion Price shall be reduced to the price at which the Corporation issued or sold, or is deemed to have issued or sold the shares of equity securities in the Dilutive Financing, After May 20, 2001, if and whenever a Dilutive Financing shall occur, then, forthwith upon the Dilutive Financing, the Conversion Price shall be reduced by MULTIPLYING the Conversion Price in effect immediately before the issuance or sale by a fraction, the numerator of which is the number of shares of Common Stock that are Outstanding on an As-Converted Basis (as defined below) immediately before the Dilutive Financing PLUS the number of shares of Common Stock that could be purchased at the Conversion Price at the time of the Dilutive Financing for the aggregate consideration paid or payable upon the sale or issuance of Common Stock or other equity securities in the Dilutive Financing, and the denominator of which is the number of shares of Common Stock that are Outstanding on an As-Converted Basis immediately before the Dilutive Financing PLUS the number of shares that are acquired or to be acquired upon the sale or issuance of the Common Stock and other equity securities in the Dilutive Financing. For purposes of this Section, "Outstanding on an As-Converted Basis" immediately before the Dilutive Financing means the SUM OF (i) all Common Stock issued and outstanding on a fully diluted basis (including shares issuable upon the exercise of all outstanding Options and the conversion of all outstanding Convertible Securities) immediately before the Dilutive Financing PLUS and (ii) all Common Stock that would be issued if all Series A Preferred were converted hereunder immediately before the Dilutive Financing

     For purposes of this Section 5.5., the following subparagraphs (a) to (g) shall also be applicable:

          (a) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Corporation shall in any manner grant any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such (Options) shall be less than the applicable Conversion Price for the Series A Preferred immediately prior to the time of the granting of such Options or Convertible Securities, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (c), no further adjustment shall be made to the Conversion Price by reason of the issuance of shares upon the exercise of such Options.

          (b) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Corporation shall in any manner issue or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the applicable Conversion Price for the Series A Preferred immediately prior to the time of such issue of sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that except as otherwise provided in subparagraph (c), no adjustment of any Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of any Conversion Price have been or are to be made pursuant to other provisions of this Section 5.5., no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

          (c) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (a), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (a) or (b), or the rate at which Convertible Securities referred to in subparagraph (a) or (b) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the applicable Conversion Price for the Series A Preferred at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchased price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but in no event will the Conversion Price be readjusted to an amount greater to the Conversion Price which would have been in effect had the Options or Convertible Securities subject to the above described consideration changes never been granted, issued or sold; and on the expiration or exchange of such Option or Convertible Securities, the

Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; PROVIDED, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such Options or Convertible Securities shall be included in the readjustment computation even though such Options or Convertible Securities shall have expired or terminated.

          (d) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commission or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

          (e) RECORD DATE. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such divided or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (f) TREASURY SHARES. The disposition of any shares of Common Stock owned or held by or for the account of the Corporation shall be considered an issue or sale of Common Stock for the purpose of this Section 5.5., but while held as Treasury Shares shall not be included in the number of shares of Common Stock outstanding.

     5.6. NOTICES.

          (a) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred,setting forth in reasonable detail and certifying the calculation of such adjustment.

          (b) The Corporation shall give written notice to all holders of Series A Preferred at least 10 business days prior to the date on which the Corporation closes its books or fixes a record date (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Liquidation or Reorganization Event.

     SECTION 6. MANDATORY CONVERSION. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately prior to the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public resulting in gross proceeds to the Corporation of not less than $25,000,000.

     SECTION 7.     REGISTRATION OF TRANSFER.

     The Corporation shall keep at its principal office a register for the registration of issuance and transfers of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

     SECTIONS 8.    REPLACEMENT.

     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred represented by such lost, stolen destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on the shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate.

     SECTION 9.     NOTICES.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent
(a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

Pathology Consultants of America, Inc.

Board of Directors

      Name                                        Business Address
---------------------------    ------------------------------------------------------
Brian C. Carr                  20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215
Haywood D. Cochrane, Jr.       20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215
Frederick L. Bryant            20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215
Jack Tyrrell                   20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215
Benjamin F. Martin             20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215
Robert Brangle                 20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215
Harold Ferrell                 20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215
Michael Puschak                20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215
Thomas McC. Chesney            20 Burton  Hills Blvd., Suite 400, Nashville, TN 37215

                          ARTICLES OF AMENDMENT TO THE
                          AMENDED AND RESTATED CHARTER
                    OF PATHOLOGY CONSULTANTS OF AMERICA, INC.

     Pursuant to the applicable provisions of the Tennessee Business Corporation Act, the undersigned adopts the following Articles of Amendment (the "Articles") to the Amended and Restated Charter of Pathology Consultants of America, Inc. (the "Corporation")

     1.   The name of the Corporation is PATHOLOGY CONSULTANTS OF AMERICA, INC.

     2.   The amendment adopted is

          Section 5.1 of the Amended and Restated Charter is deleted in its entirety and the following is inserted in its place.

          Section 5.2 Total Number of Shares. The total number of shares of all classes of capital stock ("Shares") which the Corporation shall have the authority to issue is fifty million (50,000,000) consisting of the following classes:

               (a) 40,000,000 Shares of common stock $.01 par value par share with unlimited voting rights ("Common Stock") and

               (b) 10,000,000 Shares of preferred stock $.01 par value per share ("Preferred Stock")

     3. The amendment to the Amended and Restated Charter set forth herein was duly adopted by the Board of Directors of the Corporation on April 14, 2000 and duly adopted by the stockholders of the Corporation on June 30, 2000.

     4. The Amendment is to be effective [ILLEGIBLE] at the Tennessee [ILLEGIBLE] of State.

                          [Signature on following page]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be duly executed this 30th day of June, 2000.

                                          PATHOLOGY CONSULTANTS OF AMERICA, INC.


                                          By: /s/ Brian C. Carr
                                              ----------------------------------
                                              Brian C. Carr
                                              Chief Executive Officer

                               ARTICLES OF MERGER

                                       OF

                    AMP MERGER CORP., A TENNESSEE CORPORATION

                                  WITH AND INTO

         PATHOLOGY CONSULTANTS OF AMERICA, INC., A TENNESSEE CORPORATION

     Pursuant to Section 48-21-107 of the Tennessee Business Corporation Act (the "TBCA"), AMP MERGER CORP., a Tennessee corporation ("Merger Corp.") and PATHOLOGY CONSULTANTS OF AMERICA, INC., a Tennessee corporation d/b/a Inform DX ("IDX") hereby execute and adopt the following Articles of Merger for the purpose of merging Merger Corp. with and into IDX (the "Merger") pursuant to the terms of that certain Agreement and Plan of Merger dated as of November 7, 2000 the ("Merger Agreement") among AmeriPath Inc. a Delaware corporation ("AMP") Merger Corp and IDX. Merger Corp is a wholly owned subsidiary of AMP.

     FIRST: The plan of merger for the Merger is as set forth on Exhibit A attached hereto (the "Plan of Merger") which Plan of Merger is hereby incorporated into these Articles of Merger.

     SECOND: The Merger Agreement (including the Plan of Merger, which is contained therein was required to be adopted by the shareholders of IDX and was duly approved by the affirmative vote of the required percentage of all votes entitled to be cast thereon by the shareholders of IDX (which approval was made by a majority of such votes).

     THIRD: The Merger Agreement (including the Plan of Merger, which is contained therein was required to be adopted by the shareholders of Merger Corp and was duly approved by the affirmative vote of the required percentage of all votes entitled to be cast thereon by the shareholders of Merger Corp (which approval was made by all of such votes by the sole shareholders of Merger Corp).

     FOURTH: The Merger Agreement (including the Plan of Merger, which is contained therein and the consummation of the transactions contemplated thereby were duly adopted by all corporate action on the part of AMP as required under its Certificate of Incorporation and Bylaws and the Delaware General Corporation Law.

                     [signatures are on the following page]

     IN WITNESS WHEREOF, each of IDX and Merger Corp have caused these Articles of Merger to be signed in their respective corporate names and on their behalf by an authorized officer, on this 30 day of November, 2000.


                                       AMP MERGER CORP.


                                       By: /s/ Robert P. Wynn
                                           -------------------------------------
                                           Robert P. Wynn, President


                                       PATHOLOGY CONSULTANTS OF AMERICA, INC.


                                       By: /s/ Brian C. Carr
                                          --------------------------------------
                                          Brian C. Carr, Chief Executive Officer

                                    EXHIBIT A

                                 PLAN OF MERGER

     This plan of Merger has been duly approved and adopted in accordance with the requirements of the Tennessee Business Corporation Act (the "TBCA"), by AMP MERGER CORP., a Tennessee corporation ("Merger Corp"), PATHOLOGY CONSULTANTS OF AMERICA, INC., a Tennessee corporation d/b/a Inform DX ("IDX"), and AmeriPath Inc, a Delaware corporation ("AMP") for the purpose of merging Merger Corp with and into IDX, the ("Merger"), pursuant to the terms of that certain Agreement and Plan of Merger dated as of November 7, 2000 (the "Merger Agreement"), among AMP, Merger Corp and IDX.

     SECTION 1.

     1.1 MERGER AND EFFECTIVE TIME. Upon the filing of these Articles of Merger with the Secretary of State of the State of Tennessee (such time being the "Effective Time" Merger Corp. shall be merged with and into IDX in accordance with the applicable provisions of the TBCA, and the separate corporate existence of Merger Corp shall thereupon cease. IDX shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of AMP and shall continue to be a corporation organized under the TBCA. The Merger is subject to the terms and conditions of these Articles of Merger and the Merger Agreement.

     1.2 CHARTER. The Charter of IDX in effect immediately prior to the Effective Time shall be the Charter of Surviving Corporation until otherwise amended.

     1.2 BYLAWS. The Bylaws of Merger Corp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     1.3 OFFICERS AND DIRECTORS. Until successors are duly elected or appointed and qualified, the directors and officers of the Surviving Corporation shall be those individuals listed on EXHIBIT B to these Articles of Merger.

     1.4 CONVERSION OF SHARES. Subject to the provisions of these Articles of Merger and the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of IDX, Merger Corp or AMP, the shares of the constituent corporations of the Merger shall be converted as follows:

          (a) Each share of Merger Corp's common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall (after giving effect to Section 1.4(b) below) be converted into one share of IDX's common stock, par value $.01 per share.

          (b) Subject to Section 1.8 below, each share of IDX's common stock, par value $.01 per share ("IDX Common Stock"), issued and outstanding at the Effective Time (other than shares held by dissenters, which shall be addressed as provided in Section 1.8 below) shall be converted into the right to receive 0.08033 shares (the "EXCHANGE RATIO") of AMP's common stock, par value $.01 per share ("AMP Common Stock"), (such shares of AMP Common Stock to be issued under this paragraph (b) are sometimes referred to herein as the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of IDX Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of IDX Common Stock shall cease to have any rights with respect thereto, excepting solely the right to receive the Merger Consideration relating thereto.

     1.5 SHARES HELD BY IDX. Each share of IDX Common Stock held in treasury by IDX (if any) shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     1.6 FRACTIONAL SHARES. No certificates representing fractional shares of AMP Common Stock will be issued as a result of the Merger. Any fractional share interest to which a holder of shares of IDX Common Stock outstanding as of the Effective Time would otherwise be entitled to receive hereunder shall be rounded up to the nearest whole share if such fraction is 0.5 or greater and shall be rounded down to the nearest whole share if such fraction is less than 0.5.

     1.7 CONVERSION OF STOCK OPTION, WARRANTS AND OTHER STOCK RIGHTS. Rights to purchase or acquire shares of IDX Common Stock pursuant to stock options or warrants or other obligations of IDX outstanding at the Effective time, if any, shall be adjusted and converted into rights to purchase or acquire shares of AMP Common Stock in the manner and pursuant to the terms provided in the Merger Agreement.

     1.8 DISSENTING STOCKHOLDERS. If any holder of IDX Common Stock shall exercise and successfully perfect (as determined by a court of competent jurisdiction dissenter's rights legally available under the TBCA (any such holder of IDX Common Stock being hereinafter referred to a "Dissenting Stockholder"), then such Dissenting Stockholder shall be entitled to receive the value of his, her or its shares of IDX Common Stock in cash as determined pursuant to the TBCA; provided that no such payment shall be made to any such Dissenting Stockholder unless and until such Dissenting Stockholder has complied with all applicable provisions of the TBCA and surrendered to IDX all certificates representing the shares for which such payment is being sought. In the event that after the Effective Time a Dissenting Stockholder withdraws or loses his, her or its rights to dissent and obtain payment for his, her or its shares, AMP shall issue and deliver in accordance with Section 2 of this Plan of Merger the consideration to which such Dissenting Stockholder would otherwise be entitled under Section 1 of this Plan of Merger as if such Person was not a Dissenting Stockholder (without interest) upon surrender by such Dissenting Shareholder of all certificates representing all shares of IDX's Common Stock held by such Dissenting Shareholder.

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     1.9  ESCROW OF MERGER CONSIDERATION.

          (a) As provided in and subject to the terms of Section 2 of this Plan of Merger and Article 4 of the Merger Agreement, immediately after the Effective Time, each holder of shares of IDX Common Stock at the Effective Time shall be entitled to receive certificates representing 90% of the shares of AMP Common Stock into which his shares of IDX Common Stock are converted pursuant to
Section 1.4(b) above, and certificates representing the remaining 10% of the shares of AMP Common Stock into which each holder's shares of IDX Common Stock were converted pursuant to Section 1.4(b) above (the "Escrow Shares") shall be deposited in escrow as provided in Section 3.7 of the Merger Agreement and shall be held by an escrow agent as provided therein (the "Escrow Agent"), and disposed of in accordance with the terms of the Merger Agreement and the Escrow Agreement entered into pursuant to the terms of Merger Agreement (the "Escrow Agreement").

          (b) For the purposes of securing the indemnification obligations of IDX under the Merger Agreement and for purposes of adjusting the Merger Consideration pursuant to the terms of Section 8.17 of the Merger Agreement, AMP shall deliver to the Escrow Agent a certificate (issued in the name of the escrow agent or its nominee) representing the Escrow Shares. The Escrow Shares shall be held and disbursed solely in accordance with the terms of the Escrow Agreement and the Merger Agreement.

     SECTION 2.

     2.1 DEPOSIT OF CERTIFICATES WITH TRANSFER AGENT. AMP shall deposit with its stock transfer agent, American Stock Transfer & Trust Co. (the "Exchange Agent") stock certificates to be issued by the Exchange Agent representing the number of whole shares of AMP Common stock issuable pursuant to Section 1 of this Plan of Merger in exchange for shares of IDX Common Stock. AMP shall also make available to the transfer agent, from time to time as required after the Effective Time, cash necessary to pay dividends and distributions in accordance with this Section 2, if any. Any certificates of AMP Common Stock and cash deposited with the Exchange Agent as provided herein shall be referred to as the "Exchange Fund".

     2.1 EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each shareholder whose shares of IDX Common Stock were converted into the Merger Consideration ("Shareholders") pursuant to Section 1.4(b) above. (i) a letter of transmittal for use by Shareholders to deliver stock certificates for IDX Common Stock to the Exchange Agent and (ii) instructions for use in effecting the surrender of the certificates in exchange for the Merger Consideration. Upon surrender of proper certificate(s) for shares of IDX Common Stock for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor an AMP certificate representing that number of whole shares of AMP Common Stock that such holder has the right to receive pursuant to the provisions of Section 1 above (and subject to the reservation of shares in escrow pursuant to Section
1.9 above), and the

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certificate so surrendered shall forthwith be cancelled. Until surrendered to the Exchange Agent as contemplated by this Section 2 each Shareholder's certificate for IDX Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive, upon such proper surrender to the Exchange Agent, the Merger Consideration that the holder hereof has right to receive pursuant to the provisions of this Agreement. No interest will be paid or will accrue on any cash payable to holders of certificates pursuant to the provisions of this Section 2.

     AMP shall not be obligated to deliver the consideration to which any Shareholder is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of IDX Common Stock for exchange as provided in this Section 2 or such holder provides an appropriate affidavit regarding loss of such certificate and an indemnification in favor of AMP pursuant to Section 2.8 hereof. All certificates representing shares of AMP Common Stock shall bear the appropriate "restricted stock legend" evidencing that such shares have not been registered under the Securities Act, and such other legends as provided in Section 8.13 of the Merger Agreement.

     2.2 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to AMP Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares to AMP Common Stock represented thereby, and all such dividends and other distributions shall be paid by AMP to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such certificate in accordance with this Section 2. Subject to the effect of applicable escheat or similar laws following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of AMP Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distribution with a record date after the Effective Time therefore paid with respect to such whole shares of AMP Common Stock and at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of AMP Common Stock. AMP shall make available to the Exchange Agent cash for these purposes.

     2.3 RIGHTS OF FORMER IDX OWNERS. At the Effective Time, the stock transfer books of IDX shall be closed and no transfer of IDX Common Stock by any such Shareholder shall thereafter be made or recognized. Until surrendered in accordance with the provisions of this Section 2, each certificate therefore representing shares of IDX Common Stock other than shares to be canceled pursuant to Section 1.5 hereof) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.4 in exchange therefore.

     2.4 NO FUNCTIONAL SHARES. No certificates or scrip representing fractional shares of AMP Common Stock shall be issued upon the surrender for exchange of certificates, no dividend or distribution of AMP Common Stock shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a

                                      - 6 -
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stockholder of AMP. The procedure with respect to fractional shares is set forth in Section 1.6 hereof.

     2.5 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange fund that remains undistributed to the holders of the certificates for six months after the Effective Time shall be delivered to AMP and any holders of the certificates who have not therefore complied with this Section 2 shall thereafter look only to AMP for payment to their claim for Merger Consideration and any dividends or distributions with respect to AMP Common Stock.

     2.6 NO LIABILITY. None of AMP, IDX, Merger Corp or the Exchanger Agent shall be liable to any person in respect of any shares of AMP Common Stock (for dividends or distributions with respect thereto) or cash from the Exchange Fund in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate shall not have been surrendered prior to seven years after the Effective Time, and shall not previously have been required to be escheated to or become the property of any authority, any such Merger Consideration or cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of AMP, free and clear of all claims or interest of any Person previously entitled thereto.

     2.7 INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by AMP. Any interest and other income resulting from such investments shall be paid to AMP.

     2.8 LOST CERTIFICATES. If any certificate representing IDX, Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed and, if required by AMP, the holder's written indemnification of AMP and the Exchange Agent in form reasonable requested by AMP as indemnity against any claim that may be made against either AMP or the Exchange Agent with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration and unpaid dividends and distributions on shares of AMP Common Stock deliverable in respect thereof, in each case pursuant to this Plan of Merger and the Merger Agreement.

     2.9 WITHHOLDING RIGHTS. AMP shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any holder of shares of AMP Common Stock such amounts as it is required to deduct and withhold, (if any) with respect to the making of such payment (if any) under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by AMP such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the shares of IDX Common Stock in respect of which deduction and withholding was made by AMP.

     2.10 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of AMP and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of IDX or Merger Corp. any deeds, bills of sale, assignments or assurances and to take

                                      - 7 -
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and do, in the name and on behalf of IDX or Merger Corp. any other actions and things to vest perfect of confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger.

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                                    EXHIBIT B

                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

DIRECTORS*

James C. New
Robert P. Wynn

OFFICERS*

Brian C. Carr        President
James E. Billington  Vice President
Robert P. Wynn       Vice President, Secretary and Treasurer
Alan Levin M.D.      Vice President

ADDRESS OF DIRECTORS AND OFFICERS The business address of each of the officers and directors listed above is c/o Ameripath, Inc., 7289 Garden Road, Suite 200 Riviera Beach, Florida 33404

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                               BOARD OF DIRECTORS

NAME                     BUSINESS ADDRESS

James C. New             7289 Garden Rd., Suite 200 Riviera Beach, Fl   33404

Alan Levin, MD           7289 Garden Rd., Suite 200 Riviera Beach, Fl   33404

E. Martin Gibson         7289 Garden Rd., Suite 200 Riviera Beach, Fl   33404

Brian C. Carr            7289 Garden Rd., Suite 200 Riviera Beach, Fl   33404

E. Roe Stamps, IV        7289 Garden Rd., Suite 200 Riviera Beach, Fl   33404

C. Arnold Renschler, MD  7289 Garden Rd., Suite 200 Riviera Beach, Fl   33404